UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 10, 2013 (December 10, 2013)

Asbury Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-31262	01-0609375
(Commission File Number)	(IRS Employer Identification No.)

2905 Premiere Parkway NW Suite 300 Duluth, GA	30097
(Address of principal executive offices)	(Zip Code)

(770) 418-8200
(Registrant's telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.
On December 10, 2013, Asbury Automotive Group, Inc. (“Asbury” or the “Company”), announced that, effective December 31, 2013, Scott Krenz, the Company’s Senior Vice President and Chief Financial Officer, will retire from his position as Chief Financial Officer of the Company.
In connection with Mr. Krenz’s retirement, the Company also announced that Keith Style, age 40, who has served as the Company’s Vice President of Finance since November 2008, has been appointed to serve as the Company’s Senior Vice President and Chief Financial Officer, effective January 1, 2014. Mr. Style joined the Company in October 2003 and has held several positions with Asbury, including Vice President of Finance overseeing the operational financial functions, management reporting and process improvement initiatives at the Company, Vice President of Investor Relations, Director of Budgeting & Forecasting, and Assistant Controller. A copy of the press release announcing the foregoing management changes is attached hereto as Exhibit 99.1, and is incorporated herein by this reference.
In connection with his retirement from the position of Chief Financial Officer, Mr. Krenz has agreed to remain in the employ of the Company in the capacity of Senior Vice President through March 31, 2014 (the “Separation Date”) and to waive the right to any payments that would otherwise be due to him in connection with his retirement under that certain severance pay agreement between the Company and Mr. Krenz, dated July 27, 2011. In exchange for such agreement, among other things, Mr. Krenz will continue to be entitled to his base salary in effect on the date hereof through the Separation Date. Mr. Krenz will also be entitled to a cash payment (prorated through the Separation Date) based on the annual bonus paid to the Company’s executive officers under the Company’s annual cash incentive plan for 2014, continued vesting of his outstanding equity awards through the Separation Date, and to continued health and dental insurance for 12 months following the Separation Date.
In connection with his appointment as Senior Vice President and Chief Financial Officer, the Company and Mr. Style entered into a letter agreement, effective as of January 1, 2014 (the “Employment Agreement”). Pursuant to the terms thereof, effective January 1, 2014, Mr. Style’s annual base salary will be increased to $365,000, and he will become eligible for a target annual cash bonus under the Company’s annual cash incentive plan equal to 55% of his base salary. Any payout to Mr. Style under the Company’s annual cash incentive plan will be based on the achievement of certain Company objectives established by the Compensation Committee. Also, subject to approval by the compensation and human resources committee of the board of directors of the Company, Mr. Style will be eligible to receive an equity award during the Company’s normal and customary equity grant cycle which would be comprised of restricted shares of common stock of the Company and performance share units of the Company.
In addition, Mr. Style will enter into the Company’s standard indemnification agreement. The indemnification agreement will be identical in all material respects to the Company’s form of Indemnification Agreement, filed with the SEC on April 30, 2010 as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.
The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the press release issued by the Company announcing the executive succession is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Section 9.01. Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description

10.1	Letter Agreement by and between Asbury Automotive Group, Inc. and Keith Style, dated as of December 10, 2013.

99.1	Press Release dated December 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: December 10, 2013	By:	/s/ George A. Villasana
	Name:	George A. Villasana
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement by and between Asbury Automotive Group, Inc. and Keith Style, dated as of December 10, 2013.

99.1	Press Release dated December 10, 2013.